Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-214381 and 333-194209 on Form S-3 and Registration Statement Nos. 333-204667, 333-184038, 333-160444, 333-130405, 333-110959 and 333-60295 on Form S-8 of our report dated February 22, 2016, relating to the 2015 consolidated financial statements (before the effects of the retrospective adjustments for discontinued operations discussed in Note 3a to the consolidated financial statements) (not presented herein) and financial statement schedule (as it relates to 2015) of Central European Media Enterprises Ltd. and subsidiaries, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. and subsidiaries for the year ended December 31, 2017.
DELOITTE LLP
London, United Kingdom
February 8, 2018